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EX - 99.(h)(8)

                               FUND ACCOUNTING AND
                           BLUE SKY SERVICES AGREEMENT

        AGREEMENT made this 25th day of October 2002, between Mercantile Funds, Inc. (hereinafter referred to as the "Company"), a Maryland corporation having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201, and BISYS FUND SERVICES OHIO, INC. (hereinafter referred to as "BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

        WHEREAS, the Company and BISYS (f/k/a The Winsbury Service Corporation) entered into a Fund Accounting Agreement dated October 1, 1993 as subsequently amended (the "1993 Agreement"), whereby BISYS agreed to perform fund accounting services for the Company, which has continued in effect through the date hereof;

        WHEREAS, the Company and BISYS entered into a Blue Sky Services Agreement dated August 23, 1999 (the "1999 Agreement"), whereby BISYS agreed to perform services in connection with the registration and qualification of the Company's shares for sale in the various states, which has continued in effect;

        WHEREAS, the Company desires that BISYS continue to perform fund accounting services and blue sky services for the Company and each investment portfolio of the Company, as now in existence and listed on Schedule A, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

        WHEREAS, BISYS is willing to continue to perform such services on the terms and conditions set forth in this Agreement; and

        WHEREAS, BISYS and the Company wish to enter into a new Agreement in order to set forth the terms and conditions under which BISYS will perform the services set forth herein for the Company.

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Company and BISYS hereby agree as follows:

        1. Services as Fund Accountant

        1.1 Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"):

        (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

        (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

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        (c)     Separate ledger accounts as required by subsections (b)(2)(ii)
                and (iii) of the Rule; and

        (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

        1.2 Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

        (a) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

        (b) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Directors (hereafter referred to as the "Board");

        (c) Verify and reconcile with the Funds' custodians all daily trade activity and cash on a daily basis, and securities positions on a weekly basis;

        (d) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, standard yields (7-day yields, 7-day effective yields, 30-day yields) and other yields as requested, total return data, portfolio turnover and weighted average maturity;

        (e) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

        (f) Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

        (g) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

        (h) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

        (i) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

        (j)     Post Fund transactions to appropriate categories;

        (k) Accrue expenses of each Fund according to instructions received from the Company's administrator ("Administrator") (BISYS is not responsible for calculating or monitoring expenses accruals for the Funds. In addition, in the event that the Company has Funds which have two or more classes of shares each having different net asset values or paying different daily dividends, BISYS will not be responsible for creating the accounting methodology for the multiple classes of shares, but will, in accordance

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                with section 5 hereto, follow the designated methodology in performing the services under this Agreement);

        (l) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

        (m) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory authorities;

        (n) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

        (o) Update cash availability throughout the day as mutually agreed upon between the Company and BISYS;

        (p) Calculate before and after tax total returns and report to the Company; and

        (q) Provide various monthly reports to Morningstar, Lipper and Standard & Poor's, as mutually agreed upon between the Company and BISYS.

        1.3 Special Reports and Services.

        (a) BISYS may provide additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

        (b) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

        1.4 Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund, without additional compensation:

        (a) Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Company. The unaudited financial statements will include the following items:

                (A)     Unaudited Statement of Assets and Liabilities,

                (B)     Unaudited Statement of Operations,

                (C)     Unaudited Statement of Changes in Net Assets, and

                (D)     Unaudited Condensed Financial Information;

        (b)     Provide accounting information for the following:

                (A) federal and state income tax returns and federal excise tax returns;

                (B) the Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

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                (C)     the Company's annual, semi-annual and quarterly (if any)
                        shareholder reports;

                (D) registration statements on Form N-1A and other filings relating to the registration of shares;

                (E) the Administrator's monitoring of the Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                (F)     annual audit by the Company's auditors; and

                (G) examinations performed by the SEC and other regulatory authorities.

        1.5 Blue Sky Administrative Services. Utilizing a data feed containing gross sales information, BISYS shall prepare such reports, applications and documents as may be necessary to register the shares of the Funds with state securities authorities, monitor the sale of shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the shares and all amendments thereto, as may be necessary to register and keep effective the registration of the Funds and the shares with state securities authorities (including state securities authorities requested by the Company). In connection with the foregoing, BISYS shall:

                (A)     file initial registrations for new funds/portfolios;

                (B)     file renewal registrations for existing
                        funds/portfolios;

                (C) monitor blue sky fees and conduct fee analysis upon request;

                (D) perform monthly random registration audits and annual renewal audits;

                (E) maintain internal technical support specialist with responsibility for maintaining the Blue 2 System and interfacing with the Company's transfer agent when necessary;

                (F) maintain internal 1940 Act attorney with responsibility for analyzing legal issues related to state registration and who shall consult with counsel to the Company with respect to any material legal issues; and

                (G) communicate relevant changes in state regulations and industry proposals.

        1.6 Certain Deadlines and Financial Penalties. From time to time, the Company may propose certain deadlines and financial penalties applicable to BISYS's provision of services or certain aspects of the services under this Agreement, and such service standards shall be set forth as Schedule C to this Agreement. Notwithstanding the effective date of this Agreement, Schedule C may bear a different effective date, in which case such Schedule shall be in effect commencing on such effective date and continuing

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for the remaining term of this Agreement or until subsequently amended upon mutual agreement of the parties. During any period for which Schedule C is effective, BISYS agrees to perform the relevant Services in accordance with and otherwise comply with the provisions set forth in Schedule C. However, such standards, deadlines or financial penalties shall not be used in the construction of the parties' rights and obligations under other provisions of this Agreement unless expressly incorporated therein, and any failure by BISYS to meet a particular deadline or other requirement set forth in Schedule C, or its determination in a particular instance to pay a financial or other penalty provided for therein, shall be without prejudice to BISYS and shall not be construed as an admission or as a waiver of any rights of BISYS under this Agreement, except as expressly provided in Section 6 of this Agreement.

        2. Subcontracting

        BISYS may, in its discretion, utilize agents in its performance of services under this Agreement. In addition, BISYS may, with not less than 30 days' advance written notice to the Company, appoint in writing other parties qualified to perform fund accounting reasonably acceptable to the Company (each, a "Sub-Fund Accountant") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-Fund Accountant shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such Sub-Fund Accountant. BISYS shall be responsible, to the extent provided in Section 5 hereof, for all acts of any agent or Sub-Fund Accountant as if such acts were its own. Unless the Company otherwise agrees, it shall not be responsible for any additional fees or charges as a result of BISYS's use of agents or appointment of a Sub-Fund Accountant beyond the compensation BISYS would be entitled to hereunder if BISYS performed such services itself.

        3. Compensation

        The Company shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.

        4. Reimbursement of Expenses and Miscellaneous Service Fees.

        4.1 In addition to paying BISYS the compensation described in Section 3 above and Schedule B hereto, the Company agrees to reimburse BISYS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

        (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company;

        (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

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        (c)     The cost of microfilm or microfiche of records or other
                materials;

        (d) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) above;

        (e) Any expenses BISYS shall incur at the written direction of an officer of the Company (other than an officer who is also an employee of BISYS) thereunto duly authorized; and

        (f) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement (but not including any amounts related to pricing information, other than as provided in subsection 4(b)(iii) below).

        4.2 In addition, BISYS shall be entitled to receive the following amounts:

        (a) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Company;

        (b)     Ad hoc reporting fees billed at an agreed upon rate; and

        (c) Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Fund's portfolio pursuant to subsection 1(b)(ii) above, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

        5. Standard of Care; Uncontrollable Events; Limitation of Liability.

        BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

        BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

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        BISYS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        6. Term

        Notwithstanding the date on which this Agreement is executed, the Company and BISYS agree that this Agreement shall be effective as of October 1, 2002 ("Effective Date") and shall continue in effect for two (2) years from such date, until September 30, 2004 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

        For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) as relates to the obligations of BISYS, a "Service Standard Deficiency," as defined in Schedule C hereto; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary case, or failure to promptly contest an involuntary case, under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

        In the event of a Service Standard Deficiency, the Company must exercise its right to terminate within sixty (60) days of receiving a written notice or report concerning the Service Standard Deficiency. In the event that such right to terminate is not exercised

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within said sixty (60) day period, such right shall be deemed irrevocably waived in its entirety.

        Notwithstanding the foregoing provisions of this Section 6, following any termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 3 and 4 hereof, the amount of all of BISYS's reasonable cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.

        If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) termination of BISYS for "cause" hereunder, BISYS's services are terminated hereunder, BISYS is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Fund Accountant or agent appointed or utilized as provided in Section 2 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during the remainder of the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets of the Funds and corresponding fees payable to BISYS monthly during the twelve (12) months prior to the date that BISYS's services are terminated , BISYS is replaced or a third party is added.

        In the event the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services consistent with this Agreement, including the number of Funds subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS's services are terminated, BISYS is replaced or a third party is added.

        The parties further acknowledge and agree that, in the event BISYS's services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

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        7. Indemnification

        The Company agrees to indemnify and hold BISYS harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including amounts paid under any indemnification obligations it has to others) (collectively, "Losses") arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company or the Company's investment adviser, Administrator or custodian ; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and further provided that prior to confessing or settling any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

        BISYS shall indemnify, defend, and hold the Company harmless from and against any and all Losses resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

        The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

        The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

        8. Record Retention and Confidentiality

        BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to

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any applicable statutes, rules or regulations, including without limitation
Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Company shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be surrendered promptly to the Company on request, and made available for inspection by the Company or by the SEC or other regulatory authority at reasonable times.

        In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Company. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i), (ii) and (iii) of the previous sentence, to the extent reasonably practicable.

        9. Activities of BISYS

        The services of BISYS rendered to the Company hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that the directors, officers, employees and shareholders of the Company are or may be or become interested in BISYS as shareholders or otherwise, and that partners, directors, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a shareholder or otherwise.

        10. Reports

        BISYS shall furnish to the Company and to its properly authorized auditors, investment advisers, administrators, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be deemed accepted by and binding upon the Company and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

        11. Rights of Ownership

        All computer programs and procedures employed or developed by or on behalf of BISYS at BISYS's expense to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all

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such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

        12. Return of Records

        BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain the files, records and documents created and maintained by BISYS pursuant to this Agreement that are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

        13. Representations and Warranties

        13.1 The Company represents and warrants that: (i) as of the opening of business on the Effective Date of this Agreement each Fund has authorized the number of shares set forth on Schedule A and has registered an indefinite number of shares with the SEC, (ii) there has been no change in the authorized shares or their registration status since the Effective Date and (ii) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

        13.2 BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes thereto from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

        EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

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        14. Insurance

        BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

        15. Information Furnished by the Company

        The Company has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

        15.1 A copy of the Articles of Incorporation of the Company and any amendments thereto, certified by the Maryland State Department of Assessments and Taxation.

        15.2    The Company's By-Laws and any amendments thereto;

        15.3 Certified copies of resolutions of the Board covering the following matters:

        (a) Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

        (b) Authorization of BISYS to act as fund accountant for the Company and as an agent of the Company for purposes of any other services required hereunder.

        15.4 A list of the officers of the Company and any other persons (who may be associated with the Company or its investment advisor or Administrator), together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters.

        15.5 Two copies of the Prospectuses and Statements of Additional Information of each Fund.

        16. Information Furnished by BISYS

        BISYS has furnished to the Company evidence of the following:

        16.1 Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

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

        16.2 Authorization of BISYS to act as fund accountant for the Company and to provide the other services required hereunder.

        17. Amendments to Documents

        The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

        18. Legal Advice; Reliance on Prospectuses and Instructions

        BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with BISYS's duties hereunder, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS's willful misfeasance, bad faith, negligence or reckless disregard of BISYS's responsibilities and duties hereunder, and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

        As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Company unless BISYS receives written instructions to the contrary in a timely manner from the Company.

        Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

        19. Compliance with Law

        Except for the obligations of BISYS set forth in Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each Prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other

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

laws, rules and regulations of governmental authorities having jurisdiction. Except for the services to be provided by BISYS pursuant to subsection 1(e) hereof, BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares.

        20. Notices

        Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail or by a nationally-recognized overnight delivery service to the party required to be served with such notice at the following address: if to the Company, to John J. Pileggi, President, c/o Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland 21201; with a copy to W. Bruce McConnel, Esq., Drinker, Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

        21. Assignment

        This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        22. Governing Law

        This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

        23. Privacy

        Nonpublic personal financial information relating to consumers or customers of the Company provided by or at the direction of the Company to BISYS, or collected or retained by BISYS to perform its duties hereunder shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS, except at the direction of the Company or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to BISYS that it has adopted a statement of its privacy policies and practices as required by the SEC's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

        24. Miscellaneous

        24.1 Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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

        24.2 This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1993 Agreement and the 1999 Agreement.

        24.3 This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

        24.4 No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer who is also an employee of BISYS) does not conflict with or violate any requirements of the Company's Articles of Incorporation, By-Laws or then-current Prospectuses, or any rule, regulation or requirement of any regulatory body.

                                *   *   *   *   *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                       MERCANTILE FUNDS, INC.


                                       By:      /s/John J. Pileggi
                                          -----------------------------
                                       Name: John J. Pileggi
                                       Title: President


                                       BISYS FUND SERVICES OHIO, INC.


                                       By:      /s/William J. Tomko
                                          -----------------------------
                                       Name: William J. Tomko
                                       Title: President

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

                                   SCHEDULE A

                           TO THE FUND ACCOUNTING AND
                           BLUE SKY SERVICES AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            EFFECTIVE OCTOBER 1, 2002

        CLASS/SERIES          AUTHORIZED SHARES              FUND NAME
        ------------          -----------------              ---------
Class A Common Stock              1,200,000,000       Prime Money Market Fund

   Special Series 1                 500,000,000

   Special Series 2                 500,000,000

   Special Series 3                 500,000,000

Class B Common Stock                700,000,000     Government Money Market Fund

   Special Series 1                 500,000,000

   Special Series 2                 500,000,000

   Special Series 3                 500,000,000

Class C Common Stock                600,000,000        Tax-Exempt Money Fund

   Special Series 1                 500,000,000

   Special Series 2                 500,000,000

   Special Series 3                 500,000,000

Class E Common Stock                500,000,000         Growth & Income Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

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

Class F Common Stock                500,000,000     Limited Maturity Bond Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class G Common Stock                400,000,000    Maryland Tax-Exempt Bond Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

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

Class H Common Stock                400,000,000      International Equity Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class J Common Stock                400,000,000     Diversified Real Estate Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class K Common Stock                400,000,000    National Tax-Exempt Bond Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class L Common Stock                400,000,000        Total Return Bond Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class M Common Stock                400,000,000          Equity Growth Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class N Common Stock                400,000,000          Equity Income Fund

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

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class O Common Stock                400,000,000    Intermediate Tax-Exempt Bond
                                                                Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Class P Common Stock                400,000,000      Capital Opportunities Fund

   Special Series 1                 100,000,000

   Special Series 2                 100,000,000

   Special Series 3                 100,000,000

Unclassified                      5,100,000,000

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

                                   SCHEDULE B

                           TO THE FUND ACCOUNTING AND
                           BLUE SKY SERVICES AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

Pursuant to Section 3 of the Agreement, BISYS shall be entitled to receive annual fees as set forth below.

FEES

Fees stated in Basis Points ("bps"), as a percentage of Average Net Assets*

        2.75 bps (0.0275%) of assets up to $2.5 billion

        2.25 bps (0.025%) of assets from $2.5 billion to $2.8 billion

        2.00 bps (0.02%) of assets from $2.8 billion to $3.0 billion

        1.75 bps (0.0175%) of assets in excess of $3.0 billion

*Fees are to be applied based on the Company's aggregate average daily net assets to each of the respective incremental asset levels indicated above. OUT-OF-POCKET EXPENSES

In addition, BISYS shall be entitled to reimbursement for certain out-of-pocket expenses and other charges, as set forth in Section 4 of the Agreement. MULTIPLE CLASSES OF SHARES

In addition to the fees set forth above, for each additional class of shares of each Fund, there will be an annual fee of $10,000. These fees are to be waived during the first year of the Initial Term.

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

                                   SCHEDULE C

                           TO THE FUND ACCOUNTING AND
                           BLUE SKY SERVICES AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

            ITEM                                        STANDARD
            -----                                       --------
Cash Availability to Portfolio Managers by    Accurate and timely 99.5% of time
10:30 am
EST NAV, yield, dividend factor Calculation   Accurate 99.5% of time
Accuracy
NAV Distribution to NASDAQ                    Accurate and timely 99.5% of time
Total Return and After-tax Total Return       Accurate and timely 99.5% of time
Calculation Accuracy

Each of the standards shall be measured daily per month and each CUSIP shall be considered as a separate item. In the event BISYS fails to meet a particular service standard item set forth above (and its failure is not in whole or in part due to circumstances beyond its control or any other circumstances under which BISYS would not be responsible under the Agreement) for any three (3) months within a consecutive six (6) month period, such failure shall be deemed a "Service Standard Deficiency."

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